Exhibit 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST

Press Release

Dominion Resources Black Warrior Trust

Announces 3rd Quarter Cash Distribution

DALLAS, TEXAS, August 19, 2014—Dominion Resources Black Warrior Trust (NYSE: DOM) today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.194010 per unit. The distribution will be payable September 8, 2014 to unitholders of record on August 29, 2014. Dominion’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at
http://www.dom-dominionblackwarriortrust.com/.

This distribution represents the quarterly royalty payment from Walter Black Warrior Basin LLC (“WBWB”) reflecting production from April 1, 2014 to June 30, 2014. WBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 428 million cubic feet (“MMcf”) during this period compared to 429 MMcf in the previous quarter. Prices for this quarter to the trust averaged $4.60 per Mcf compared to $4.86 per Mcf for the previous quarter. Production for this quarter was relatively flat compared to the previous quarter.

In March 2012, WBWB notified the Trustee that it was undertaking a study of the Underlying Properties on a well-by-well basis to determine the economic viability of continuing to produce each individual well. WBWB has plugged and abandoned 22 such wells, 11 in 2012 and 11 in 2013. These wells were very low producing and deemed non-economical. Additional information about remaining wells has been disclosed in detail in the Trust’s 2013 10-K filed on March 10, 2014. The additional decisions on a well by well basis could adversely affect the Trust’s future revenue stream, and if a significant number of wells are abandoned, it could cause a termination of the Trust. Walter Energy will continue to evaluate the economic viability of each well on an ongoing basis and provide notice as to any development.

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management announced earlier this year its intention to resign as trustee of the Trust. On June 19, 2014, the Special Meeting of the Trust’s unit holders held for the purpose of obtaining approval of the appointment of Southwest Bank as successor trustee of the Trust was adjourned without conducting any business due to the lack of the requisite quorum. In accordance with the terms of the Dominion Resources Black Warrior Trust Agreement dated May 31, 1994, as amended on June 27, 1994, the Trustee intends to seek court approval for the appointment of Southwest Bank as successor trustee of the Trust.

The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by WBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust originally formed by Dominion Resources, Inc. The Trust is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.

The new toll free customer service number for the trust is 1.855.588.7839.

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Contact:

Dickerman Sadler

Managing Director

U.S. Trust, Bank of American Private Wealth Management, Trustee

Toll-free – 1.855.588.7839